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                                                                    EXHIBIT 11.1

                             VISUAL NETWORKS, INC.
                         COMPUTATION OF LOSS PER SHARE

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
                                                                      PRO FORMA FOR      PRO FORMA FOR
                                                   PRO FORMA FOR     THE NINE MONTHS    THE NINE MONTHS
                                                   THE YEAR ENDED         ENDED              ENDED
                                                    DECEMBER 31,      SEPTEMBER 30,      SEPTEMBER 30,
                                                        1996              1996               1997
                                                   --------------    ---------------    ---------------
Weighted average common shares outstanding......      2,800,000          2,800,000          2,852,231
Treasury stock effect of 35,504 shares of common
  stock issued in the last twelve months........         26,129             26,129             26,129
Common stock equivalents:
     Preferred stock............................      9,628,523          9,299,206         10,605,735
     Treasury stock effect of 963,555 options to
       acquire common stock granted in the last
       twelve months............................        649,030            649,030            649,030
                                                   --------------    ---------------    ---------------
Pro forma weighted average common and common
  equivalent shares outstanding.................     13,103,682         12,774,365         14,133,125
                                                   ============      =============      =============
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